UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

First Northwest Bancorp
(Exact name of registrant as specified in its charter)

Washington	46-1259100
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Common stock, $.01 par value per share	The Nasdaq Stock Market LLC
Title of each class to be registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-185101

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

Incorporated by reference to the portion of the Prospectus under the heading “Description of Capital Stock of First Northwest Bancorp,” “Our Policy Regarding Dividends” and “Market for the Common Stock” in the Registrant’s Registration Statement on Form S-1 filed on November 21, 2012, which was subsequently amended on March 7, 2014, September 4, 2014 and October 31, 2014 (File No. 333-185101) (“Registration Statement”).  For a description of the provisions of the registrant’s charter and bylaws that may render a change in control of the Registrant more difficult, reference is made to “Restrictions on Acquisition of First Northwest Bancorp and First Federal” in the Registrant’s Registration Statement referenced above.

Item 2.  Exhibits

1.
Copies of all constituent instruments defining the rights of all the holders of each class of such securities, including any contracts or other documents which limit or qualify the rights of such holders:

(a)	Charter

Incorporated by reference to Exhibit 3.1 and 3.2 to the Registrant’s Registration Statement.

(b)	Bylaws

Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement.

(c)	Plan of Conversion

Incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement.

2.
All shares of common stock of First Northwest Bancorp sold in the offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion.

See Exhibit 4 to the Registrant’s Registration Statement, which is incorporated by reference, for a form of stock certificate for shareholders who request them from the transfer agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIRST NORTHWEST BANCORP

Date: November 12, 2014	By: /s/Laurence J. Hueth
Laurence J. Hueth President and Chief Executive Officer